HMN Financial, Inc.
                   Computation of Earnings Per Common Share
                                  (Unaudited)
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Computation of Earnings Per
Common Share for Statements
of Operations:               Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                              1997       1996      1997        1996
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
 Net income (loss)         $1,524,111  (144,527)  4,330,810  2,975,248
 Weighted average
  number of common share
  and common share
  equivalents:
   Weighted average common
    shares outstanding      3,740,468 4,185,867   3,742,802  4,474,903
      Dilutive effect of
       stock option plans
       after application
       of treasury stock
       method                 232,026               195,652     35,039
                            3,972,494 4,185,867   3,938,454  4,509,942
  Earnings (loss) per
   common share and
   common share equivalents  $   0.38     (0.03)       1.10       0.66

Computation of Fully Diluted
Earnings Per Common Share and
Common Share Equivalent(1)
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 Net income (loss)        $ 1,524,111  (144,527)  4,330,810  2,975,248
 Weighted average number
  of common share
  and common share equivalents:
   Weighted average common shares
    outstanding             3,740,468  4,185,867  3,742,802  4,474,903
    Dilutive effect of
     stock option plans
     after application of
     treasury stock method    235,330               235,160      41,596

                            3,975,798  4,185,867  3,977,962   4,516,499
  Earnings (loss) per common
   share and common share
   equivalents            $      0.38      (0.03)      1.09        0.66
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